December 2013 Preliminary Terms No. 123 Registration Statement No. 333-190038 Dated December 11, 2013 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Level of the S&P 500® Index due December 29, 2014

Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the PLUS offered by these preliminary terms do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances.  Instead, the PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the PLUS, depending on the closing level of the S&P 500® Index on the valuation date.  If the closing level of the S&P 500® Index is greater on the valuation date than on the pricing date, investors in the PLUS will participate on a 300% leveraged basis in that appreciation, subject to a maximum payment at maturity of the PLUS of at least 110.45% (the actual maximum payment at maturity will be determined on the pricing date).  If, however, the closing value of the S&P 500® Index is lower on the valuation date than on the pricing date, investors in the PLUS will lose 1% of their stated principal amount for every 1% of that decline.  The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index. You should not invest in the PLUS unless you can accept the risk of a significant loss on your investment. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date†:	December 29, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
Underlying index:	S&P 500® Index (the “Index”). For a description of the Index, please see “Non—Proprietary Indices—Equity Indices— S&P 500® Index” in the index supplement.
Aggregate principal amount:	$
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in these preliminary terms.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Valuation date†:	December 23, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.

(Key Terms continued on the next page)

Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per PLUS	$10	$10	$.20	$9.80
Total	$	$	$	$
(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.600 and $9.747 per PLUS. The estimated value is EXPECTED to be less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of these preliminary terms.
(2)	Morgan Stanley Wealth management and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in these preliminary terms.

Prospectus dated July 19, 2013   Prospectus Supplement dated July 19, 2013   Index Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities
Barclays Capital Inc.

Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	At least $11.045 (110.45% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Initial Issue Price” above)
Pricing date†:	December , 2013 (expected to price on or about December 17, 2013, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date†:	December , 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742E174/US06742E1745
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management

† Expected. In the event that we make any change to the pricing date and the original issue date, the valuation date and the maturity date will be changed so that the stated term of the PLUS remains the same. In addition, the maturity date and valuation date are subject to postponement, see “Additional Information About the PLUS—Additional provisions—Postponement of maturity date” and “Additional Information About the PLUS—Additional provisions —Market disruption events and adjustments.”

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Additional Terms of the PLUS

You should read these preliminary terms together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is expected to be less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS which we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of these preliminary terms.

You may revoke your offer to purchase the PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their pricing date. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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PLUS Based on the Value of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS based on the S&P 500® Index (the “PLUS”) due December 29, 2014 can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 13 Months

Leverage factor:	300%

Maximum payment at maturity:	At least $11.045 (110.45% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)

Minimum Payment at maturity:	None. Investors may lose their entire initial investment in the PLUS

Interest:	None

Key Investment Rationale

This 13 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of at least $11.045 (110.45% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date. In exchange for enhanced performance of 300% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the underlying index, subject to the maximum payment at maturity. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the PLUS.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlying index relative to a direct investment in the underlying index within a certain range of price performance.
Upside Scenario	The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of at least $11.045 (110.45% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)
Downside Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$11.045 (110.45% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date).

PLUS Payoff Diagram

How it works

▪

If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of approximately 103.48% of the initial index value.

For example, if the final index value of the underlying index appreciates (relative to the initial index value) by 3.48% at maturity, the investor would receive a 10.45% return, or $11.045 at maturity. If the final index value of the underlying index appreciates (relative to the initial index value) by 50% at maturity, the investor would receive only the hypothetical maximum payment of $11.045 of 110.45% of the stated principal amount.

▪	If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	For example if the underlying index depreciates by 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount. If the underlying index depreciates 50% at maturity, the investor would lose 50% of their principal and receive only $5 at maturity, or 50% of the stated principal amount.

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

What is the Total Return on the PLUS at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the PLUS. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the hypothetical initial index value of 1,808.37, the hypothetical maximum payment at maturity of $11.045 (110.45% of the stated principal amount) and the leverage factor of 300%. For the purposes of the examples below, the “Index Return” shall equal: ((final index value - initial index value)/initial index value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Index Value	Index Return	Index Percent Increase	Index Performance Factor	Payment at Maturity	Total Return on PLUS
2,712.56	50.00%	50.00%	N/A	$11.045	10.45%
2,531.72	40.00%	40.00%	N/A	$11.045	10.45%
2,350.88	30.00%	30.00%	N/A	$11.045	10.45%
2,170.04	20.00%	20.00%	N/A	$11.045	10.45%
1,989.21	10.00%	10.00%	N/A	$11.045	10.45%
1,871.36	3.48%	3.48%	N/A	$11.045	10.45%
1,853.58	2.50%	2.50%	N/A	$10.75	7.50%
1,808.37	0.00%	0.00%	N/A	$10.00	0.00%
1,627.53	-10.00%	N/A	90%	$9.00	-10.00%
1,537.11	-15.00%	N/A	85%	$8.50	-15.00%
1,446.70	-20.00%	N/A	80%	$8.00	-20.00%
1,265.86	-30.00%	N/A	70%	$7.00	-30.00%
1,085.02	-40.00%	N/A	60%	$6.00	-40.00%
904.19	-50.00%	N/A	50%	$5.00	-50.00%
723.35	-60.00%	N/A	40%	$4.00	-60.00%
542.51	-70.00%	N/A	30%	$3.00	-70.00%
361.67	-80.00%	N/A	20%	$2.00	-80.00%
180.84	-90.00%	N/A	10%	$1.00	-90.00%
0.00	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlying index increases from an initial index value of 1,808.37 to a final index value of 1,853.58.

Because the final index value of 1,853.58 is greater than the initial index value of 1,808.37 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives a payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment

$10 + [$10 x leverage factor x index percent increase]

$10 + [$10 x 300% x 2.50%] = $10.75

The total return on investment of the PLUS is 7.50%.

Example 2: The level of the underlying index increases from an initial index value of 1,808.37 to a final index value of 2,170.04.

Because the final index value of 2,170.04 is greater than the initial index value of 1,808.37 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.045 per $10.00 stated principal amount.

The total return on investment of the PLUS is 10.45% (the maximum payment at maturity).

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Example 3: The level of the underlying index decreases from an initial index value of 1,808.37 to a final index value of 1,085.02.

Because the final index value of 1,085.02 is less than the initial index value of 1,808.37, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor

$10 x 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The level of the underlying index does not increase or decrease and the final index value is 1,808.37.

Because the final index value of 1,808.37 is equal to the initial index value of 1,808.37, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor

$10 x 100% = $10.00

The total return on investment of the PLUS is 0.00%.

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;
•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;
•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. You may lose up to 100% of the principal amount of your PLUS if the underlying index declines from the initial index value to the final index value.
▪	Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.045 (110.45% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date). Although the leverage factor provides 300% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 110.45% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 3.48% will not further increase the return on the PLUS.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.
▪	Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.
▪	Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The payment at maturity of the PLUS is not based on the level of the Index at any time other than at closing on the final valuation date. The payment at maturity is not based on the value of the underlying index at any time other than the final index value on the valuation date and will be based solely on the final index value of the underlying index as compared to the initial index value of the underlying index. Therefore, if the level of the underlying index drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying index at any time prior to such drop..
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.
▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.
▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.
▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

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PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Other Risk Factors

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at or above which the underlying index must close so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.
▪	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.
▪	Certain built-in costs are likely to adversely affect the value of the PLUS prior to maturity. While the payment at maturity described in these preliminary terms is based on the full principal amount of the PLUS, the original issue price of the PLUS includes the agent’s commission and the cost of hedging our obligations under the PLUS through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

December 2013	Page 11

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

S&P 500® Index Overview

The Underlying Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The information on the S&P 500® Index provided in this preliminary pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

 Information on the S&P 500® Index as of market close on December 9, 2013:

Bloomberg Ticker Symbol:	SPX
Closing Level of the Underlying Index on December 9, 2013:	1,808.37
52 Weeks Ago (12/10/2012):	1,418.55
52 Week High (12/9/2013):	1,808.37
52 Week Low (12/28/2012):	1,402.43

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly closing levels of the S&P 500® Index from January 2, 2008 through December 9, 2013. The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through December 9, 2013. The closing level of the Index on December 9, 2013 was 1,808.37.

We obtained the closing levels of the S&P 500® Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of any of your initial investment.

Underlying Index Historical Performance— January 2, 2008 to December 9, 2013

Past performance is not indicative of future results

December 2013	Page 12

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter (through December 9, 2013)	1,808.37	1,655.45	1,808.37

Past performance is not indicative of future results

December 2013	Page 13

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Additional Information About the PLUS

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying shares on such valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such valuation date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the valuation date, the initial index value, the final index value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•        For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement; and

•        For a description of adjustments that may affect the underlying shares, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 PLUS
Tax considerations:

The material tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your PLUS in the initial issuance of the PLUS).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described below. This opinion assumes that the description of the terms of the PLUS in these preliminary terms is materially correct.

The U.S. federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled derivative contract with respect to the Fund. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended, (the “Code”) below, if your PLUS are so treated, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your PLUS would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your PLUS on the date that you purchased your PLUS and sold those shares on the date of the sale, exchange or maturity of the PLUS (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the PLUS will only reflect the appreciation or depreciation in the value of the

December 2013	Page 14

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Fund shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your PLUS by the Fund share price on the date you acquired your PLUS, as opposed to making such determination based on the actual number of Fund shares that, after taking into account the leverage factor, are effectively referenced in determining the actual return on your PLUS. In addition, the Excess Gain Amount could be greater than zero if you purchase your PLUS for an amount that is less than the principal amount of the PLUS or if the return on the PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund. Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute. You should be aware that, if the PLUS are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the PLUS (in which case all of such gain would be recharacterized as ordinary income, and an interest charge would be applied to the deemed underpayment of tax) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the PLUS is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors—The U.S. federal income tax consequences of an investment in the PLUS are uncertain”, in these preliminary terms.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their Morgan Stanley sales representative or Morgan Stanley principal executive offices at 1585 Broadway, New York, NY 10036 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

These preliminary terms represent a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2013	Page 15

PLUS Based on the Level of the S&P 500® Index due December 29, 2014
Performance Leveraged Upside Securities

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

December 2013	Page 16